i    AGREEMENT made this ___ day of December, 1998, by and between

E-Zone Networks Canada Inc.,
a body corporate incorporated pursuant to the laws of the Province of Alberta, and having its office at 1000, 355 - 4th Avenue SW, in the
City of Calgary, in the Province of Alberta
(hereinafter  referred to as "E-Zone")

OF THE FIRST PART

-and-

Push Technologies Inc.
a body corporate incorporated pursuant to the laws of the Province of Alberta, and having its office at 520, 1000 - 8th Avenue SW, in the
City of Calgary, in the Province of Alberta
(hereinafter referred to as "Push")

OF THE SECOND PART


     WHEREAS E-Zone subleases approximately 7,450 square feet of office premises located on the second floor ("the Premises") of a building ("the Building") located at 520 - 5th Avenue SW, in the City of Calgary, in the Province of Alberta, from Photon Systems Ltd. ("Photon") under and by virtue of a sublease ("the Sub Lease") of the Premises dated September 26, 1996;

     AND WHEREAS E-Zone and Push have agreed that E-Zone will further sublet the Premises to Push on the terms and conditions as are contained in this Agreement;

     AND WHEREAS E-Zone intends to enter into an agreement with Digital Armor Ltd. ("Digital") on the same terms and conditions as those contained herein;

     AND WHEREAS it is the intention of Push to more or less equally use and occupy the Premises with Digital.

     NOW THEREFORE, in consideration of the rents, covenants, conditions and agreements hereinafter reserved and contained on the part of Push and E-Zone to be respectively paid, kept, observed and performed, E-Zone and Push agree one with the other as follows:

E-Zone does hereby non-exclusively sublet the Premises to Push.

This Agreement and the sublease of the Premises shall expire and be at an end on February 28, 2000 after which Push shall have no further right to occupy, enjoy or sublease the Premises.

Push shall pay to E-Zone the basic annual rental of Twenty Four Thousand Two Hundred and Thirteen Dollars ($24,213.00) ("the Basic Rent") in lawful money of Canada in equal monthly installments of Two Thousand and Seventeen Dollars and Seventy Five Cents ($2,017.75).

The Rent shall be paid in advance on the first day of each month commencing on January 1, 1999, at the address stipulated by E-Zone as the address to which notices shall be given without demand therefore and without any deduction, abatement, set-off or compensation whatsoever.


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


In addition to the Basic Rent Push shall pay to E-Zone all amounts required to be collected by E-Zone pursuant to any goods and services or value added legislation ("GST") from time to time then in effect together with all other amounts due hereunder.

In addition to the Basic Rent and GST Push agrees to pay to E-Zone, as and when notified, Push's proportionate share of all costs, charges and expenses ("the Operating Costs") to be paid by E-Zone to Photon pursuant to the head lease by which Photon holds the Premises as tenant. For the purpose of this Agreement, proportionate share shall be equal to that fraction which has as its numerator the area of the Premises and which has as its denominator the total of the rentable area of the Building.

For the purpose of this Agreement the aggregate of the Basic Rent, GST and the Operating Costs are referred to as "the Rent".

Push agrees to take the Premises on an "as is, where is" basis with respect to all leasehold improvements contained therein except that E-Zone agrees to repair damaged drywall and clean the capering.

Push acknowledges that the Premises contain the following items:

fridge,  microwave and dishwasher
existing security card access system
existing telephone mainframe system
bar and four (4) bar stools

and Push covenants and agrees to surrender the aforementioned items in good condition, normal wear and tear only excepted, upon the expiration or earlier termination of this Agreement.

10. E-Zone shall provide Push with one (1) underground parking stall in the Building at prevailing market rates.

11. Push acknowledges and confirms that has been provided with and has reviewed the head lease by which Photon holds the Premises and the Sub Lease, copies of which are hereto annexed and marked as Schedules "A" and "B", respectively, and Push covenants and agrees to be bound by all of the terms and conditions (save for the length of the term and the amount of rent) and the rules and regulations contained in the head lease as if it were the tenant and 520 - 5th Avenue (Title Holding) Corp. were the landlord and the Sub Lease as if it were the sub tenant and Photon were the sub landlord. Furthermore, Push hereby covenants, agrees and acknowledges that it shall maintain the same insurance as is required by Photon pursuant to Section 15 of the head lease and that it shall provide E-Zone with evidence of such insurance prior to either the commencement of the term contemplated by this Agreement or occupancy of the Premises.

Prior to taking occupancy of the Premises Push agrees to provide E-Zone with evidence of insurance in the amounts stipulated by the head lease

Push shall pay all taxes, rates, licenses, duties and assessments relating to the business carried on or from the Premises and the furnishings, equipment and improvements owned or installed at the Premises. Push hereby indemnifies and saves E-Zone harmless from and against all actions, expenses, claims, costs, damages, liabilities and demands in respect of any breach of the covenants contained in this Agreement, the Sub Lease and the head lease.

If and whenever:

Push shall default in the payment of the Rent, or any other sum required to be paid pursuant to the terms of this Agreement;


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


Push shall default in performing or observing any its other covenants or obligations of this Agreement, and E-Zone shall have given Push notice of such default, and if at the expiration of seven (7) days after the giving of such notice the default shall continue;
the Premises or the assets of Push shall be seized or taken in execution by a creditor of Push; Push shall make an assignment for the benefit of its creditors, or shall become or be adjudged to be bankrupt or shall make application for relief under the provisions of any statute now or hereafter in force concerning bankrupt or insolvent debtors, or any action whatsoever, legislative or otherwise, be taken with a view to winding-up, dissolution or liquidation of Push; or the Premises shall be abandoned by Push or left vacant for fifteen (15) days or more then, and in every such event, the Rent for the then current month, together with the Rent for the three (3) months next following shall immediately become due and payable, and E-Zone may, without notice to Push or any form of legal process whatsoever, forthwith re-enter the Premises, whereupon this Agreement shall terminate forthwith, anything contained in this Agreement or statute or law to the contrary notwithstanding; provided however that such termination shall be wholly without prejudice to the right of E-Zone to recover the arrears in the Rent and damages for any antecedent breach of covenant on the part of Push; and provided further however that, notwithstanding such termination E-Zone may subsequently recover from Push all losses, damages, costs and expenses whatsoever suffered by reason of this Agreement having been prematurely determined.

In the case that Push shall default in the payment of the Rent, or fails to observe any covenant required to be observed by it pursuant to this Agreement, E-Zone may pay the same on behalf of Push or cause such covenant to be observed, and the amounts so paid and all costs related thereto and expenses paid by E-Zone, as between solicitor and client on account of any default by Push under this Agreement, shall be payable by Push to E-Zone forthwith, either before or after payment by E-Zone. E-Zone may, by notice to Push, demand payment thereof, and if not paid by Push within fifteen (15) days of such notice, the amount thereof shall be deemed to be part of the Rent in arrears and E-Zone may, in addition to any other remedy it may have for the recovery of the same, distrain for the amount thereof as rent in arrears.

E-Zone shall be entitled to avail itself of and enjoy all of the rights, privileges and remedies afforded and granted to the head landlord and Photon pursuant to the head lease and the Sub Lease as if incorporated herein.

E-Zone may distrain for the Rent or for any other money hereby recoverable by distress upon the goods and chattels of Push wherever situate, whether upon the Premises or elsewhere.

Specific remedies to which the parties may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to either of them may lawfully be entitled in case of any breach or threatened breach of any covenant, term or provision of this Agreement.

No waiver of any default shall be binding unless acknowledged in writing by E-Zone.

Any condoning, excusing or overlooking by E-Zone of any default will not operate as a waiver of E-Zone's rights hereunder in respect of any subsequent default.

If any provision of this Agreement shall be found to be illegal or invalid or unenforceable at law such provision will be deemed to be severed from this Agreement and the remaining provisions will, nevertheless, continue to be in full force and effect.

Push acknowledges that it, and its employees, agents, contractors, licensees and invitees will be bound by and will observe the rules and regulations which may be promulgated from time to time by the head landlord. All such rules and regulations shall be deemed to be and to form part of this Agreement.


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


Push and Digital shall apportion the use and occupation of the Premises as well as any further allocation of the Rent as between themselves.

Any notice, request or demand to be given by one party to the other shall be sufficiently given if in writing and delivered or transmitted by facsimile to the following addresses, namely

E-Zone:  1000, 355 - 4th Avenue SW
                  Calgary, Alberta
                  facsimile:  (403) 508-7620

Push:             600, 520 - 5th Avenue SW
                  Calgary, Alberta
                  facsimile:  (403) 716-4324

during customary business hours. Notices given as provided herein shall be deemed to have been received on the date delivered or transmitted. Either party may change its address for service by notice given to the other as required herein.

Time shall be and remain of the essence of this Agreement.

Nothing contained herein shall be construed or interpreted as creating a joint venture, partnership or relationship between the parties except that of sub landlord and sub tenant.

This Agreement shall be construed and enforced according to the laws of the Province of Alberta.

This Agreement and everything herein contained will enure to the benefit of and be binding upon the parties hereto and each of their respective administrators, successors and permitted assigns.

Push hereby accepts the Premises as tenant of E-Zone subject to all of the terms,

covenants, acknowledgements and agreements contained herein.

IN WITNESS WHEREOF the parties have executed this Agreement as evidenced the hands of their duly authorized officers in that regard.



                                                     E-Zone Networks Canada Inc.



                                                     per:  Jessica L. Abt



                                                     Push Technologies Inc.



                                                     per:  Danny Lowe


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